In Rochester, New York, on 25 July 2000.


OF THE ONE PART, DETECTION SYSTEMS, INC., a United States company with registered office at 130 Perinton Parkway, Fairport, New York 14450 USA (hereinafter the "Company").

AND OF THE OTHER, MR. GEORGE BEHLKE, of full age, of United States nationality, with domicile at 6756 Cherry Street, Victor, NY 14564-9305.


                                    CLAUSES

1.    The Company appoints Mr. GEORGE BEHLKE, who accepts, as VICE PRESIDENT
      - OPERATIONS and GENERAL MANAGER - ASIA of the Company, with responsibility for the Company's world wide operations and its current and future operations and offices in Asia, exercising his functions and duties under the criteria and instructions of the Chief Executive Officer of the Company.

2. The present Contract shall have an duration of TWO YEARS counting from 30 June 2000.

3. Mr. BEHLKE's place of work shall be at the Company's Fairport headquarters. It is anticipated that Mr. BEHLKE shall travel on business approximately 50% of his time. The majority of this travel shall be in the Asia region. Travel outside of the Asia region shall not exceed 30% of his travel, without Mr. BEHLKE's consent.

4. The basic initial renumeration which Mr. BEHLKE shall receive shall be ONE HUNDRED AND FIFTY SIX THOUSAND U.S. DOLLARS gross each year, payable in 12 equal payments, this amount includes vacation pay.

5. In addition, an annual bonus payable in June of each year equal to the higher of (a) 1.2% of pretax profit (after bonuses) above 4% of the Company's net sales (as reported in the Company's audited financial statements), or (b) 2.4% of the increase in pretax profit or reduction in pretax loss (after bonuses) of the Company's Asian operations (excluding profit on intercompany transactions) as reported to the Company's Board of Directors. If the Company's Asian operations change from a pre-tax loss to a pre-tax profit, the bonus shall be calculated as 2.4% of the net change.

      The bonus amounts calculated in accordance with (a) and (b) shall be subject to a sales growth modifier. The full bonus in accordance (a) shall be payable only if net sales for the Company increase by at least 10% from the immediately prior fiscal year. The full bonus in accordance (b) shall be payable only if net sales for the Company's Asian operations (excluding intercompany sales) increase by at least 10% from the immediately prior fiscal year. Bonus amounts under (a) and (b) shall be reduced pro rata to the extent net sales growth of the Company or its Asian operations, respectively, is less than 10%. The bonus formula is to be reviewed on an annual basis.

6. During the period Mr. BEHLKE is travelling to Hong Kong on business, he shall be entitled to use the Company's apartment in Hong Kong. During the time Mr. BEHLKE is in Asia, he will be provided a living allowance of $50 per day.

7. Mr. BEHLKE is entitled to continue to participate in all plans he currently participates as a Corporate officer of the Company, including but not limited to the Company's Stock Option Plan.

8. In addition to the health care coverage Mr. Behlke and his family receives in the United States, the Company shall provide Mr. BEHLKE, at the Company's expense, supplemental health care insurance in foreign locations where he will be travelling frequently.

9. The Company shall make Mr. BEHLKE neutral with respect to any income tax liabilities that arise in connection with Mr. BEHLKE's status as an American citizen travelling abroad on business, provided that such liabilities do not arise from the failure of Mr. BEHLKE to follow a reasonable income tax position, as would be determined by the nationally recognised independent accounting firm engaged by the Company's to provide you with individual tax consulting, registration and preparation of required filings, consistent with your international duties. The accountants engaged by the Company (at the Company's expense) will be entitled to review all documentation underlying any payments that are requested in accordance with this provision. In this clause, neutral means if Mr. BEHLKE has to pay more tax on his income, excluding effect of social taxes, than he would have incurred if he were not travelling to Hong Kong on business, then the Company agrees to pay that amount which, after tax, would put Mr. BEHLKE in the same position after tax he would have been if he were not travelling to Hong Kong on business.

10. The parties agree that if Mr. BEHLKE's employment with the Company is terminated for any reason during the term of this contract, or if Mr. BEHLKE resigns because the Company has taken such actions that so materially diminish the responsibilities of his position as described in clause (1) above that it effectively constitutes a termination, or if the Company requires Mr. BEHLKE to relocate from his residence without his prior consent, or if the Company requires that more than 25% of Mr. BEHLKE's time is outside of the Asia region without his consent, then all payments and entitlements described in all clauses above shall immediately cease, except the following amounts shall still be paid:

      (i) all earned but unpaid amounts of salary, benefits or bonus shall be paid within 15 days. The bonus payable shall be calculated on a pro rata basis.

      (ii) any tax gross up pursuant to clause 10 above, shall be paid. However, any amounts determined to be payable shall be reduced pro rata so the effect of any payment only covers the months during which Mr. BEHLKE was employed by the Company.

      (iii) Mr. BEHLKE's monthly salary at the rate in effect at the time of termination plus the US$50 daily allowance. The salary payments shall continue on a monthly basis for a period of one year from the date of termination. The US$50 daily allowance shall be paid for any days Mr. BEHLKE is travelling on business immediately following a termination up to a maximum of 30 days.1

11. During any period in which Mr. BEHLKE is being paid in accordance with any of the clauses herein, Mr. BEHLKE shall not, without the prior written consent of the Chief Executive Officer of the Company, engage, as an employee, partner, consultant, venturer, entrepreneur or otherwise, in the development or sale of any product or service which is competitive with any product or service sold or under active development by the Company. The parties expressly agree and accept that the non-compete terms described herein supersede any prior non-compete agreements and constitute the only non-compete terms between Mr. BEHLKE and the Company.

12. The parties expressly agree and accept that all disputes between the parties relating hereto or arising out of the employment of Mr. BEHLKE by the Company shall be subject to the jurisdiction of the labour courts of New York state, to which the parties expressly submit.


DETECTION SYSTEMS INC.              Mr. GEORGE BEHLKE
/s/ Karl H. Kostusiak               /s/ George E. Behlke


Mr. Karl Kostusiak
Chairman & CEO

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1 Subsequent to the execution of this agreement, the Company entered into letter agreements with Mr. Behlke and certain other senior officers confirming the Company's longstanding severance policy. Pursuant to his letter agreement, Mr. Behlke will receive salary, bonus and benefits during a non-compete period of 21 months if his employment is terminated other than for cause, or if he terminates his employment following certain relocations, reductions in compensation or diminutions in responsibility.